Exhibit 12.1

AMKOR TECHNOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,										Nine Months
	2001		2002		2003		2004		2005		Ended
	(As restated)(1)		(As restated)(1)		(As restated)(1)		(As restated)(1)		(As restated)(1)		September 30, 2006

Earnings
Income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations	$(460,543)		$(617,238)		$(52,543)		$(28,866)		$(145,233)		$120,192
Interest expense	138,629		143,441		138,775		145,897		163,125		122,668
Amortization of debt issuance costs	22,321		8,251		7,428		6,182		7,948		5,457
Interest portion of rent	7,282		4,995		5,463		5,928		6,215		5,157
Less (earnings) loss of affiliates	—		—		—		—		—		—

	$(292,311)		$(460,551)		$99,123		$129,141		$32,055		$253,474

Fixed Charges
Interest expense	$138,629		$143,441		$138,775		$145,897		$163,125		$122,668
Amortization of debt issuance costs	22,321		8,251		7,428		6,182		7,948		5,457
Interest portion of rent	7,282		4,995		5,463		5,928		6,215		5,157

	$168,232		$156,687		$151,666		$158,007		$177,288		$133,282

Ratio of earnings to fixed charges	(x	)(2)	(x	)(2)	(x	)(2)	(x	)(2)	(x	)(2)	1.90

(1)	See discussion of restatement in Note 2 “Restatement of Consolidated Financial Statements, Special Committee and Company Findings” of the Notes to the Condensed Consolidated Financial Statements.

(2)	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $145.2 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $28.9 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $52.5 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $617.2 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $460.5 million of earnings in the year ended December 31, 2001.